Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2009 Financial Results

SAN DIEGO — August 5, 2009- Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today reported financial results for the second quarter ended June 30, 2009.  Optimer reported a net loss for the second quarter of 2009 of $12.4 million, or $0.37 per share, which was in line with the Company’s expectations. This compares to a net loss for the second quarter of 2008 of $8.1 million, or $0.29 per share.  The increase in net loss was primarily due to higher research and development expenses.  Research and development expenses in the second quarter of 2009 were $10.5 million, compared to $6.2 million in the second quarter of 2008.  The increase was primarily due to manufacturing scale-up expenses and expenses to prepare regulatory filings related to the Company’s fidaxomicin and prulifloxacin programs.

As of June 30, 2009, Optimer held cash, cash equivalents and short-term investments of $51.2 million.

“During the second quarter we had the first oral presentations of our North American Phase 3 fidaxomicin data at major scientific conferences showing that fidaxomicin is more effective than oral vancomycin when it comes to reducing recurrence of CDI, even in high risk patient populations,” said Michael N. Chang, Ph.D., Optimer’s President and Chief Executive Officer.  “As we head into the second half of this year, we look forward to presenting additional data from this study at ICAAC and IDSA and we are focused on completing our second fidaxomicin Phase 3 trial and preparing regulatory filings for fidaxomicin and prulifloxacin.”

Recent Corporate Highlights

•                  Clinical investigator, Thomas J. Louie, M.D., presented top-line data from Optimer’s fidaxomicin North American Phase 3 clinical study for patients with Clostridium difficile infection at the European Congress of Clinical Microbiology and Infectious Diseases meeting which showed the trial met its primary endpoint of achieving clinical cure compared to Vancocin®.  In addition, the top-line data showed that patients treated with fidaxomicin experienced a reduction in CDI recurrence compared to Vancocin (p=0.004) and had a higher global cure (cure with no recurrence within four weeks) compared to Vancocin (p=0.006).

•                  Clinical investigator, Mark A. Miller, M.D., presented additional data from Optimer’s fidaxomicin North American Phase 3 clinical study at the Digestive Disease Week 2009 Conference focusing on patient risk factors believed to be predictive of CDI recurrence following treatment.  These risk factors include albumin levels, white blood cell (WBC) count and temperature and strain types of CDI. The data showed that fidaxomicin overall demonstrated a lower recurrence rate compared to Vancocin (p=0.004) regardless of albumin levels, WBC count and temperature, as well as for patients with non-BI (NAP1/027) strains.

•                  The United States Patent and Trademark Office issued Optimer a production patent covering steps used in the manufacture of fidaxomicin.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the only antibiotic therapy currently in Phase 3 worldwide clinical development for Clostridium difficile infection.  Prulifloxacin is an antibiotic which has completed two Phase 3 clinical trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and prulifloxacin, the timing of clinical trials and anticipated results, and plans related to regulatory filings and presentations of clinical trial results. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval, the timing of regulatory submissions and the uncertainty regarding whether such submissions will be accepted or approved, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
Research grants	$324,778	$118,797	$407,790	$605,463
Collaborative research agreements	100,000	50,000	100,000	50,000
Total revenues	424,778	168,797	507,790	655,463
Operating expenses:
Research and development	10,528,482	6,220,482	19,327,064	13,125,858
Marketing	475,062	913,916	785,348	1,279,484
General and administrative	1,871,309	1,521,446	3,919,809	3,258,497
Total operating expenses	12,874,853	8,655,844	24,032,221	17,663,839
Loss from operations	(12,450,075)	(8,487,047)	(23,524,431)	(17,008,376)
Interest income and other, net	88,070	433,750	275,038	1,015,034
Net loss	$(12,362,005)	$(8,053,297)	$(23,249,393)	$(15,993,342)

Basic and diluted net loss per share	$(0.37)	$(0.29)	$(0.73)	$(0.57)

Shares used to compute basic and diluted net loss per share	33,083,447	27,891,870	31,816,553	27,880,772

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,217,128	$16,778,880
Short-term investments	24,935,778	22,547,515
Prepaid expenses and other current assets	810,556	744,670
Total current assets	51,963,462	40,071,065
Property and equipment, net	623,892	694,183
Long-term investments	882,000	1,032,000
Other assets	498,171	498,250
Total assets	$53,967,525	$42,295,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,091,178	$3,767,831
Accrued expenses	4,099,069	4,045,660
Total current liabilities	8,190,247	7,813,491
Deferred rent	284,828	251,504
Commitments and contingencies	—	—
Stockholders’ equity	45,492,450	34,230,503
Total liabilities and stockholders’ equity	$53,967,525	$42,295,498